Exhibit 2.1

MERGER AGREEMENT

This Merger Agreement (this “Agreement”), by and among Security National Life Insurance Company, a Utah corporation (the “Buyer”), FOXO Life, LLC, a Delaware limited liability company (the “Seller”), FOXO Life Insurance Company (fka Memorial Insurance Company of America), an Arkansas corporation (the “Company”), and FOXO Technologies Inc., a Delaware corporation (the “Guarantor”), is entered into as of January 10, 2023.

RECITALS

WHEREAS, Seller owns all issued and outstanding shares of stock of the Company (the “Shares”);

WHEREAS, the Board of Directors of the Buyer, the Seller and the Company have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such entity and its owners;

WHEREAS, pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, the Company, in accordance with the Utah Insurance Code (the “Utah Code”) and the Arkansas Insurance Code (the “Arkansas Code”), will merge with and into the Buyer, with the Buyer as the surviving corporation (the “Merger”);

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1
DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in Exhibit A.

Article 2
TRANSACTION

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 23-69-142 of the Arkansas Code, the Company shall be merged with and into the Buyer at the Closing (as hereinafter defined). Following the Closing Date, the separate corporate existence of the Company shall cease, and the Buyer shall continue as the surviving corporation. The effects and consequences of the Merger shall be as set forth in this Agreement and the Arkansas Code.

2.2 Merger Filings. On the Closing Date, the parties shall duly prepare, execute and file, with respect to the Merger, the plan or agreement of merger (the “Plan of Merger”) with the Arkansas Insurance Commissioner, complying with Sections 23-69-142 and 23-69-144 of the Arkansas Code, with a copy of the Plan of Merger being filed with the Utah Insurance Commissioner.

2.3 Closing.

a. Subject to the provisions of this Agreement, the transactions contemplated by this Agreement, shall take place at a closing (the “Closing”), no later than two Business Days after the last of the conditions to Closing set forth in Article 6 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The effective time of the Closing shall be 12:01 a.m. on the Closing Date. The Closing may be accomplished remotely by the electronic exchange of all Closing deliveries contemplated by Sections 6.1, 6.2, and 6.3.

b. The Merger shall have the effects set forth in the Arkansas Code. Without limiting the generality of the foregoing, from the Closing Date: (i) all the properties, rights, privileges, immunities, powers and franchises of the Company shall vest in the Buyer, as the surviving corporation, and (ii) all debts, liabilities, obligations and duties of the Company shall become the debts, liabilities, obligations and duties of the Buyer, as the surviving corporation.

2.4 Organizational Documents. The Bylaws of the Buyer in effect at the Closing Date shall be the Bylaws of the surviving corporation until thereafter amended as provided therein or by the Utah Code, and the Articles of Incorporation of the Buyer in effect at the Closing Date, as amended pursuant to the Statement of Merger, shall be the Articles of Incorporation of the surviving corporation until thereafter amended as provided therein or by the Utah Code.

2.5 Directors and Officers. The directors and officers of the Buyer immediately prior to the Closing Date shall be the directors and officers of the surviving corporation from and after the Closing Date and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Articles of Incorporation and Bylaws of the Buyer or as otherwise provided by the Utah Code.

2.6 Payment of Merger Consideration.

(a) At the Closing, by virtue of the Merger, all Shares (such Shares being owned in their entirety by Seller), and all rights in respect thereof, shall be cancelled forthwith and the certificates representing the Shares shall be surrendered and cancelled in exchange for the Merger Consideration, and no new shares of the Buyer shall be issued in lieu thereof. “Merger Consideration” shall be that amount equal to the difference of the Company’s Capital MINUS Two Hundred Thousand Dollars ($200,000).

(b) At the Closing the Merger Consideration shall be satisfied by: (i) Buyer and the Company assigning to Seller those assets of the Company which constitute the Company’s Capital, and (ii) Seller paying to Buyer, by wire transfer, the sum of Buyer’s Third-Party Costs PLUS Two Hundred Thousand Dollars ($200,000).

(c) One (1) Business Day prior to the anticipated Closing Date, Buyer shall prepare and deliver to Seller a statement along with supporting documentation setting forth its calculations of Buyer’s Third-Party Costs, as of the anticipated Closing Date. Seller shall have the opportunity to review and may object to Buyer’s statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith. Buyer and Seller shall resolve all such objections, in good faith, on or prior to the Closing Date. The Closing Date shall be deferred until all such objections are resolved.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER, THE GUARANTOR,

AND THE COMPANY

As of the date of this Agreement and the Closing Date, the Seller, the Guarantor, and the Company hereby represent and warrant as follows, subject to the exceptions specifically disclosed in writing in the Disclosure Schedules, the sections of which shall correspond to the Sections of this Agreement:

3.1 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has full power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereunder. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

3.2 Organization, Authority, and Qualification of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Arkansas and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. All corporate actions taken by the Company in connection with this Agreement have been duly authorized.

3.3 Qualification and Licensing. The Company holds a valid and effective certificate of authority to transact insurance from the Arkansas Insurance Department (the “License”). The License has been legally obtained and maintained by the Company and is in full force and effect. Except as set forth on Schedule 3.3, Seller has received no notice that any proceeding is pending to revoke or limit the License or otherwise to impose any conditions or obligations on the possession or transfer of the License. In addition, to Seller’s Knowledge there is no state of facts or event which could reasonably be expected to form the basis for any revocation or limitation of the License or other imposition of conditions or obligations on the possession of the License. In the past five (5) years, there have been no claims, notices, orders or directives issued by any Governmental Authority with respect to the License of the Company.

3.4 Capital Structure.

a. The authorized capital stock of the Company consists of 27,000 shares of common stock, $50.00 par value, of which 20,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances (other than restrictions on transfer imposed by state and federal securities Laws and the governing documents of the Company).

b. All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

c. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating either Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company (other than this Agreement). The Company does not have outstanding and has not authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

3.5 No Subsidiaries. The Company does not own, or have any interest in, any shares or have ownership in any other Person.

3.6 No Conflicts; Consents. The execution, delivery and performance by Seller and the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

a. conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, articles of organization, by-laws, operating agreement or other organizational documents of Seller or the Company;

b. conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company;

c. except for consents set forth in Schedule 3.6(c) and the approvals required from the Utah and Arkansas Insurance Departments, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject, or any license affecting the properties, assets or business of the Seller or the Company; or

d. result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Except as set forth in Schedule 3.6(c) and the approvals required from the Utah and Arkansas Insurance Departments, no consent, approval, License, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.7 Financial Statements. The Company has provided Buyer with true, accurate and complete copies of the audited statutory financial statements of the Company as of December 31, 2021 (the “Audited Financial Statements”) and the unaudited quarterly statutory statements of the Company as of that date through September 30, 2022 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth therein, the Financial Statements (a) were prepared in accordance with the books and records of the Company and (b) present fairly in all material respects the financial condition of the Company as of the respective dates thereof and the results of the Company’s operations for the periods indicated thereon. The Financial Statements have been prepared in accordance with SAP consistently applied and fairly represent, in all material respects, the financial position of the Company as of the dates of such statements, except that the Interim Financial Statements may not contain all footnotes required by SAP and are subject to year-end adjustments. The Company has not used any accounting practices for the purpose of, or which resulted in, incorrectly reflecting in its Financial Statements or in its books of account, or for the purpose of, or which resulted in, not reflecting in its Financial Statements or in its books of account, any of the assets, liabilities, revenues or expenses of the Company or any Affiliate thereof. The balance sheet of the Company as of December 31, 2021, as set forth in the Financial Statements, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with SAP.

3.8 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) of the nature required to be disclosed in accordance with SAP, except those which are disclosed in the Financial Statements (or the notes thereto).

3.9 Absence of Certain Changes, Events, and Conditions. Except as disclosed in Schedule 3.9 or as contemplated herein, since the Balance Sheet Date, there has not been, with respect to the Company, any:

a. event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

b. amendment of the articles of incorporation, bylaws or other organizational documents of the Company;

c. split, combination or reclassification of any shares of its capital stock;

d. issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

e. material change in any method of accounting or accounting practice of the Company, except as required by SAP or as disclosed in the notes to the Financial Statements;

f. transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

g. capital investment in, or any loan to, any other Person; or

h. imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible.

3.10 Title to Assets. The Company has good and valid title to all assets reflected in the Financial Statements. All such properties and assets (including any leasehold interests) are free and clear of Encumbrances.

3.11 Legal Proceedings; Governmental Orders.

a. There are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate of Seller and relating to the Company), or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or that would reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated in this Agreement. No event has occurred and no circumstances exist that may give rise to, or serve as a basis for, any such Action.

b. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. To Seller’s Knowledge, no event has occurred and no circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

3.12 Compliance with Laws; Licenses.

a. The Company has filed all material statements, reports and other documents, in accurate form, as required by Governmental Agencies (including insurance regulatory agencies) of the jurisdictions where the Company has issued an insurance policy which remains in force, and the Company is, and has been since the acquisition of the Company by Seller, conducting business in material compliance with all applicable Laws, as well as all orders, writs, injunctions and decrees of any court or Governmental Authority.

b. All fees and charges due with respect to the License as of the date hereof and on the Closing Date have been paid in full. To Seller’s Knowledge no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of the License.

3.13 Employment Matters. Other than the Company’s executive officers and directors, the Company has no employees and has not had any employees since Seller acquired the Company.

3.14 Taxes.

a. All Tax Returns required to be filed on or before the Closing Date by the Company have been timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. All items reported on such Tax Returns, including income and deductions, have been properly reported.

b. No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to any Tax by that jurisdiction.

c. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

d. All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

e. The Company is not a party to any Action by any taxing authority. There are no pending or, to Seller’s Knowledge, threatened Actions by any taxing authority.

f. Seller has made available to Buyer copies of all federal, state, local and foreign income, franchise, premium and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2020.

g. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

h. The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

i. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

j. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

k. The Company is not required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)	any change in a method of accounting under Section 481 of the IRS Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)	an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)	a prepaid amount received on or before the Closing Date;

(iv)	any closing agreement under Section 7121 of the IRS Code, or similar provision of state, local or foreign Law; or

(v)	any election under Section 108(i) of the IRS Code.

l. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the IRS Code) during the applicable period specified in Section 897(c)(1)(A) of the IRS Code.

m. The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRS Code.

n. The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRS Code and Treasury Regulations Section 1.6011-4(b).

3.15 Books and Records. The minute books and stock record books of the Company since the time the Company was acquired by Seller have all been made available to Buyer and are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company since the time the Company was acquired by Seller contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held since the time the Company was acquired by Seller for which minutes have not been prepared and are not contained in such minute books. All of those books and records are in the possession of the Company.

3.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. In no event shall Buyer be responsible for any brokerage, finder’s or other fee or commission based upon arrangements made by or on behalf of Seller.

3.17 Full Disclosure. No representation or warranty made by the Seller or the Company in this Agreement or any Schedule or Exhibit hereto contains or will contain any untrue statement of a material fact, or omit any material fact, the omission of which would be misleading.

3.18 Contracts. Schedule 3.18 lists each Contract of the Company entered into since the acquisition of the Company by Seller, including any policies of insurance or contracts of insurance issued or entered into by the Company. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any such Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each such Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. At the time of the Closing the Buyer and the Company shall be irrevocably released, in writing, from all liability under each such Contract that has not been terminated before the time of the Closing. Neither Buyer nor the Company shall have any liability whatsoever under any such Contract after the Closing, whether contingent or otherwise.

3.19 Forms and Filings. To Seller’s Knowledge, each Company form used and issued by the Company for a policy of insurance since the acquisition of the Company by Seller, if any, and all applicable accompanying documents have, to the extent required, been received, accepted, and/or approved, by each applicable Governmental Authority.  To Seller’s Knowledge, no fines, penalties, or assessments are asserted, outstanding, or claimed by any Governmental Authority for failure to conform to industry standards or to applicable state or federal insurance, banking, securities or similar Laws

Article 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER

As of the date of this Agreement and the Closing Date, the Buyer represents and warrants as follows, subject to the exceptions specifically disclosed in writing in the Disclosure Schedules, the sections of which correspond to the Sections of this Agreement:

4.1 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Utah. Buyer has full power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereunder. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

4.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

a. conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, bylaws or other organizational documents of Buyer;

b. conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or

c. except for consents set forth in Schedule 4.2(c) and the approvals required from the Utah and Arkansas Insurance Departments, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Buyer is a party or by which Buyer is bound or to which Buyer’s properties and assets are subject, or any license affecting the properties, assets or business of the Buyer.

Except as set forth in Schedule 4.2(c) and the approvals required from the Arkansas and Utah Insurance Departments, no consent, approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. In no event shall Seller be responsible for any brokerage, finder’s or other fee or commission based upon arrangements made by or on behalf of Buyer.

4.4 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Merger Consideration and consummate the transactions contemplated by this Agreement.

4.5 Legal Proceedings. Buyer is not a party to any Action for which there is a reasonable likelihood of an adverse determination that would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, and, to Buyer’s knowledge, no such Action has been threatened. There are no outstanding Governmental Orders to which Buyer or any of its Affiliates is a party or by which it is bound by or with any Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

Article 5
COVENANTS

5.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall use commercially reasonable efforts, and shall cause the Company to use commercially reasonable efforts to preserve and maintain its License, cause the Company to maintain its books and records in accordance with past practice, cause the Company to comply in all material respects with all applicable Laws, cause the Company to not engage in any business other than the preservation and maintenance of its existing insurance business, cause the Company to not incur any material Liabilities, and cause the Company to not take or permit any action that would cause any of the changes, events or conditions described in Section 3.9 to occur.

5.2 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request, including copies of financial information for any quarters ended after the date of this Agreement as soon as they become available but in no event more than forty-five (45) days after the end of the quarter; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. Buyer acknowledges that all such information being provided pursuant to this Section 5.2 is subject to the terms of Section 4 of that Letter of Intent, dated December 12, 2022, executed by Buyer and Seller, which terms are incorporated in this Agreement by reference.

5.3 No Solicitation of Other Bids.

a. Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

b. Seller agrees that the rights and remedies for noncompliance with Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer.

c. Notwithstanding anything to the contrary herein, the provisions of this Section 5.3 shall terminate automatically upon the termination of this Agreement.

5.4 Notice of Certain Events. From the date hereof until the Closing, each party shall promptly notify the other party in writing of:

a. any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller or Buyer hereunder not being true and correct, or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the closing conditions to be satisfied;

b. any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

c. any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

d. any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, relates to the consummation of the transactions contemplated by this Agreement.

5.5 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause their respective Representatives to hold in confidence any and all information, whether written or oral, concerning the Company, except (i) to the extent that Seller can show that such information (A) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives, or (B) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; and (ii) to the extent disclosure is required by applicable Law, including securities Laws and regulations, as reasonably determined by Seller. Except as disclosed by Seller pursuant to compliance with applicable Law, if Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information

5.6 Governmental Approvals and Consents.

a. Seller and Buyer shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those with Utah and Arkansas regulatory authorities) required under any Law applicable to the effectuation of this Agreement; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for the execution and delivery of this Agreement and the performance of the obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

b. Seller and Buyer, as applicable, shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.6(c) and Schedule 4.2(c).

c. Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

i. respond to any inquiries by any Governmental Authority regarding transaction approval or other matters with respect to the transactions contemplated by this Agreement;

ii. avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement; and

iii. in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order lifted, vacated or revised to permit such transactions.

5.7 Books and Records.

a. Seller shall provide the Company’s organizational and corporate governance documents, or copies thereof, to Buyer and, in order to facilitate the resolution of any claims made against or incurred by Seller or Buyer, or for any other reasonable purpose, for a period of six years after the Closing, Seller shall:

i. Retain the books and records (including personnel files) of the Company, in a manner reasonably consistent with the prior practices of the Company and of Seller, which relate to the Company and its operations for periods prior to the Closing as such books and records existed on the Closing Date; and

ii. Upon reasonable notice, afford the Representatives of Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

b. Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.7 where such access would violate any Law.

5.8 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 6 hereof.

5.9 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel, in which case the party required to make the release or announcement will allow the other party reasonable time to comment on such release or announcement in advance of such issuance), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

5.10 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Article 6
CONDITIONS TO CLOSING

6.1 Conditions to Obligations of All Parties. The obligation of each party to consummate the transactions contemplated by this Agreement shall by subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

a. The filings of Buyer and Seller pursuant to the pre-acquisition filing requirements of the Arkansas Code shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

b. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order, which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

c. All consents, authorizations, orders and approvals from the Governmental Authorities referred to in Sections 3.6 and 4.2 shall have been received in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

d. No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing.

e. All approvals, consents and waivers that are listed on Schedule 3.6(c) and Schedule 4.2(c) shall have been received and executed counterparts thereof shall have been delivered to Buyer and Seller, at or prior to the Closing.

6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

a. Other than the representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.4, and Section 3.17, the representations and warranties of Seller contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.4, and 3.17 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

b. Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

c. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

d. As of the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

e. Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

f. Buyer shall have received a certificate of the Secretary of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

g. Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

6.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

a. Other than the representations and warranties of Buyer contained in Section 4.1 and Section 4.4, the representations and warranties of Buyer contained in this Agreement or any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.1 and Section 4.4 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

b. Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

c. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

d. Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

e. Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

f. Buyer shall have delivered to Seller cash in an amount equal to the Merger Consideration by wire transfer in immediately available funds.

g. Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article 7
SURVIVAL AND INDEMNIFICATION

7.1 Survival of Covenants, Representations and Warranties. To the extent that they have not been fully performed at or prior to the Closing Date, the covenants contained in this Agreement shall survive the Closing Date without limitation as to time. The representations and warranties contained in this Agreement shall survive the Closing Date and shall continue until the 2-year anniversary of the Closing Date, notwithstanding such Closing nor any investigation made by or on behalf of the party entitled to the benefit thereof or any knowledge of such party; provided, however, that the representations and warranties in Sections 3.1, 3.4, 3.10, 3.16, 3.17, 4.1, 4.3, and 4.4 shall survive indefinitely. After the applicable survival period, the applicable representation and warranty, and related indemnity obligation, shall automatically terminate; provided, however, that any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by any such expiration of the survival period and all such claims and related indemnity obligations shall survive until finally resolved.

7.2 Indemnification by Seller and Guarantor. Subject to the terms and conditions of this Article 7, Seller and Guarantor shall jointly and severally indemnify and defend Buyer and its Affiliates (including the Company after the Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of any Third-Party Claim based on:

a. any inaccuracy in or breach of any of the representations or warranties of Seller or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

b. any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

c. any Losses resulting or arising from the operations or business of the Company during the period in which Seller was a shareholder of the Company.

d. any data or cyber privacy, security, or security breach notification incidents since the acquisition of the Company by Seller that resulted in the unauthorized access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of any personal, financial, sensitive or confidential information or data (whether in electronic or any other form or medium); or

e. any and all liabilities arising under any Contracts or agreements set forth on Schedule 3.18.

7.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article 7, Buyer shall indemnify and defend Seller and its Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of any Third-Party Claim based on:

a. any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

b. any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

c. any Losses resulting or arising from the operations or business of the Company other than during the period in which Seller was a shareholder of the Company.

7.4 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 7, the Indemnifying Party shall satisfy its obligations within 30 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 30 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 6%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

7.5 Indemnification Procedures.

a. If any claim or demand is made against an Indemnified Party with respect to any matter, or any Indemnified Party shall otherwise learn of an assertion or of a potential claim or demand with respect to any matter, by any Person who is not a party to this Agreement (or an Affiliate thereof) which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement (a “Third-Party Claim”), then the Indemnified Party will reasonably promptly notify the Indemnifying Party in writing and in reasonable detail of the Third-Party Claim (including the factual basis for the Third-Party Claim, and, to the extent known, the amount of the Third-Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will affect the Indemnifying Party’s obligations under this Article 7, except to the extent the Indemnifying Party is actually prejudiced as a result thereof. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third-Party Claim. Notwithstanding the foregoing, nothing in this Section 7.5(a) shall be interpreted or construed to extend any survival period expiration date set forth in Section 7.1.

b. The Indemnifying Party will have the right to participate in or to assume the defense of any Third-Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Indemnifying Party and the Indemnified Party reasonably agree that a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by the Indemnifying Party. If the Indemnifying Party is conducting the defense of the Third-Party Claim the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third-Party Claim, it being understood that the Indemnifying Party will control such defense.

c. No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third-Party Claim without each Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, that, if the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third-Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Losses in connection with such Third-Party Claim and unconditionally releases the Indemnified Party and each member of such Indemnified Party’s group completely from all Losses in connection with such Third-Party Claim. Anything contained in this Agreement to the contrary notwithstanding, the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other nonmonetary relief materially affecting the Indemnified Party or any member of such Indemnified Party’s group or (y) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party or any member of such Indemnified Party’s group. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party will not, and will cause its Affiliates not to, admit any liability, consent to the entry of any judgment or agree to any settlement, compromise or discharge with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).

d. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or in connection with such Third-Party Claim and the parties will cooperate in the defense thereof (and the Indemnifying Party will reimburse the Indemnified Party for all reasonable out-of-pocket expenses incurred by the Indemnified Party in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

e. Any claim on account of Losses for which indemnification is provided under this Agreement that does not involve a Third-Party Claim will be asserted by reasonably prompt written notice given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought. Any delay by any Indemnified Party to so notify the Indemnifying Party will not affect the Indemnifying Party’s obligations under this Article 7, except to the extent that the Indemnifying Party is actually prejudiced as a result thereof. Notwithstanding the foregoing, nothing in this Section 7.5(e) shall be interpreted or construed to extend any survival period expiration date set forth in Section 7.1.

f. In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any claim (an “Indemnified Claim”), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

g. In connection with any matter for which a claim or demand is made against an Indemnified Party which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement, the Indemnified Party shall, and shall cause its Affiliates to, provide the Indemnifying Party with full and complete access, upon reasonable request, to all documents, data, and knowledgeable personnel of the Indemnified Party and its Affiliates relevant to any such matter (and the Indemnifying Party will reimburse the Indemnified Party for all reasonable out of pocket expenses incurred by the Indemnified Party in connection with such access). Without limiting the generality of the foregoing, the Indemnified Party shall, and shall cause its Affiliates to, provide employees to act as witnesses, prepare and execute statements, authorizations, orders, reports and other documents and information and provide such other assistance, in each case that is reasonably requested by the Indemnifying Party in connection with any matter for which a claim or demand is made, or could reasonably be expected to be made, against an Indemnified Party which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement, including in anticipation of, or preparation for, existing or future litigation or other matters in which the Indemnifying Party or any of its Affiliates is involved.

Article 8
TERMINATION

8.1 Termination. This Agreement may be terminated at or any time prior to the Closing:

a. By the mutual written consent of Seller and Buyer;

b. By Buyer by written notice to Seller if:

i. Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 6.1 and 6.2 and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer;

ii. Any of the conditions set forth in Sections 6.1 and 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2023, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

iii. (A) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is at the time of such notice of termination capable of being satisfied as if such time were the Closing), and (B) Buyer has notified Seller in writing that Buyer is ready, willing and able to consummate the Closing and Seller fails to consummate the Closing within five (5) Business Days following the date the Closing was required by Section 2.3.

c. By Seller by written notice to Buyer if:

i. Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 6.1 and 6.3 and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller;

ii. Any of the conditions set forth in Sections 6.1 and 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2023, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

iii. (A) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is at the time of such notice of termination capable of being satisfied as if such time were the Closing), and (B) Seller has notified Buyer in writing that Seller is ready, willing and able to consummate the Closing and Buyer fails to consummate the Closing within five (5) Business Days following the date the Closing was required by Section 2.3.

d. By Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 8, this Agreement shall forthwith become void and there shall be no liability on the party of any party hereto except as set forth in this Article 8 and Article 10, provided, however, that nothing in this Section 8.2 shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article 9
POST-CLOSING COVENANTS; TAX MATTERS

9.1 Filings. The parties shall prepare, execute and file all post-closing filing requirements under the Utah Code and the Arkansas Code.

9.2 Tax Returns and Covenants.

(a) Without the prior written consent of Buyer, Seller (and prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid solely by Seller. Seller shall, at Seller’s sole expense, timely file any required Tax Return or other document with respect to such Taxes and fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to all Pre-Closing Tax Periods. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Seller to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least 30 days prior to the due date (including extensions) of each such Tax Return. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

9.3 Tax Indemnification.

(a) Except to the extent treated as a liability in the calculation of the Closing Statement, Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (i) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.14; (ii) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation of Seller in this Article 9; (iii) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods that are not paid by Seller or reserved for on the Financial Statements; (iv) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (v) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring during the period in which Seller was a shareholder of the Company. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Article 9 within ten Business Days after payment of such Taxes by Buyer or the Company. Notwithstanding the foregoing, Seller will not indemnify, defend or hold harmless any Buyer Indemnitee from any Liability for Taxes attributable to any action (other than the payment of Taxes) taken after the Closing Date by Buyer, any of its Affiliates (including the Company) or any transferee of Buyer or any of its Affiliates.

(b) The representations and warranties of Seller in Section 9.3(a) refer only to past activities of the Company and are not intended to serve as representations to, or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date.

(c) Buyer and the Company shall indemnify Seller and each of the Seller Indemnitees, and hold them harmless from and against (i) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation of Buyer in this Article 9; (ii) all Taxes of the Company or relating to the business of the Company for all Post-Closing Tax Periods; (iii) any Taxes allocated to Buyer’s portion of any Straddle Period; and (iv) any and all Taxes of any Person imposed on the Seller relating to an event or transaction occurring after the Closing Date. Buyer or the Company shall reimburse Seller for any Taxes of the Company that are the responsibility of Buyer or the Company pursuant to Section 9.4 or this Subsection 9.3(c) within ten Business Days after any payment of such Taxes by Seller.

9.4 Straddle Period. For purposes of this Agreement, in the case of any Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date, the portion of any such Taxes that shall be treated as Pre-Closing Taxes:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, shall be deemed to be that amount which would be payable if the taxable year ended on the Closing Date; or

(b) in the case of Taxes other than those described in Subsection 9.4(a), shall be equal to the full amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the total number of days in the entire period.

Buyer shall be responsible for paying any Taxes for the portion of any such straddle period after the Closing. Seller shall be responsible for paying any Pre-Closing Taxes.

9.5 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return pursuant to this Article 9 or in connection with any audit or other proceeding in respect of Taxes of the Company. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.

9.6 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article 9 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

9.7 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.14 and this Article 9 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

9.8 Overlap. To the extent that any obligation or responsibility pursuant to Article 7 may overlap with an obligation or responsibility pursuant to Sections 9.2 through 9.10, the provisions of Sections 9.2 through 9.10 shall govern.

9.9 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated effective as of the Closing Date. After such date, neither the Company, the Seller nor any of the Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

9.10 Tax Contests.

(a) If a claim is made by any Taxing authority which, if successful, might result in an indemnity payment pursuant to Section 9.3, the Indemnified Party will promptly notify the Indemnifying Party of such claim (a “Tax Claim”); provided, however, that the failure to give such notice will not affect the indemnification provided hereunder except to the extent the Indemnifying Party has actually been prejudiced as a result of such failure. Notwithstanding the foregoing, nothing in this Section 9.10(a) shall be interpreted or construed to extend the survival period expiration date set forth in Section 9.7.

(b) With respect to any Tax Claim relating to income Taxes and relating to a taxable period ending on or before the Closing Date, Seller will control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. Before taking any action with respect to the conduct of such Tax Claim (including the submission of any protest, petitions, or responses to information document requests), Seller shall first consult with Buyer in good faith about such action. Notwithstanding the foregoing, Seller shall not settle any such Tax Claim without the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed).

(c) Except as otherwise provided in Section 9.10(b), Seller and Buyer will jointly control and participate in all proceedings taken in connection with any Tax Claim relating to income Taxes of the Company for any Straddle Period. Neither Seller nor Buyer will settle any such Tax Claim without the prior written consent of the other (which consent will not be unreasonably withheld, conditioned or delayed).

(d) Each of Buyer, the Company and their respective Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, will cooperate, at the request of the other, in contesting any Tax Claim, which cooperation will include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. The requesting party shall reimburse the party providing such cooperation for any reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.

(e) In the event of any conflict between the provisions of this Section 9.10 and Section 7.5, this Section 9.10 shall control.

Article 10
MISCELLANEOUS

10.1 Further Assurances. If at any time the Buyer considers or is advised that any further assignments, conveyances, or assurances are necessary or desirable to vest, perfect, or confirm in the Buyer title to any property or rights, or otherwise carry out the provisions hereof, the parties hereto shall execute and deliver any and all proper assignments, conveyances, and assurances, and do all things necessary or desirable to vest, perfect, or confirm title to such property or rights in the Buyer and otherwise carry out the provisions hereof.

10.2 Seller Costs. The Seller shall be responsible for its own costs and expenses, including counsel fees, incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, and shall also be responsible for Buyer’s Third-Party Costs, which shall be paid by Seller to Buyer at the Closing. Payment of all sales, filings, transfer or other Taxes or fees in connection with the transactions hereby contemplated shall also be the responsibility of the Seller. This provision shall be binding on the Seller even if the Merger does not close for any reason, provided that Buyer has acted in good faith to enter into this Agreement and obtain the consents required for Closing.

10.3 Entire Agreement. This Agreement, together with the Exhibits, Schedules, and the Statement of Merger and Plan of Merger, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties, and agreements, both written and oral, with respect to such subject matter.

10.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.5 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

10.6 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid as follows:

If to the Seller or
the Guarantor to:	FOXO Life LLC / FOXO Technologies Inc.
729 N. Washington Ave, Suite 600
Minneapolis, MN 55401
E-mail:
	Attention:	Michael Will

With a copy to:	Jill Radloff
Stinson LLP
50 S 6th St, Suite 2600
Minneapolis, MN 55402

If to the Buyer:	Security National Life Insurance Company
433 Ascension Way, 6th Floor
Salt Lake City, UT 84123
	Attention:	Jeffrey Stephens
E-Mail:

With a copy to:	Security National Life Insurance Company
433 Ascension Way, 6th Floor
Salt Lake City, UT 84123
	Attention:	Andrew Quist
E-Mail:

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day), or if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

Either party may at any time change its address for service from time to time by giving notice (as provided herein) to the other party.

10.7 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.8 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.9 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.10 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Utah.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH THE PARTIES HERETO ARE A PARTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS TO WHICH THE PARTIES HERETO ARE A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(b).

10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.12 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, including all Exhibits and Disclosure Schedules, unless the context otherwise requires. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE BUYER:		THE GUARANTOR:

Security National Life Insurance Company,		FOXO Technologies Inc.,
a Utah corporation		a Delaware corporation

By:	/s/ Scott M. Quist	By:	/s/ Tyler Danielson
Name:	Scott M. Quist	Name:	Tyler Danielson
Title:	President	Title:	CEO

THE SELLER:

FOXO Life, LLC,
a Delaware limited liability company

By:	/s/ Michael Will
Name:	Michael Will
Title:	General Counsel and Secretary

THE COMPANY:

FOXO Life Insurance Company,
an Arkansas insurance company

By:	/s/ Tyler Danielson
Name:	Tyler Danielson
Title:	CEO

EXHIBIT A

DEFINITIONS

“Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Arkansas Code” has the meaning set forth in the recitals.

“Audited Financial Statements” has the meaning set forth in Section 3.7.

“Balance Sheet” has the meaning set forth in Section 3.7.

“Balance Sheet Date” has the meaning set forth in Section 3.7.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Arkansas are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Buyer’s Third-Party Costs” means the total amount of the Buyer’s third-party out-of-pocket costs and expenses, including counsel fees and filing fees, incurred in connection with the Merger and this Agreement and the consummation of the transactions contemplated thereby.

“Capital” means capital plus surplus as regards the Company’s policyholders as would be set forth on line 38 of the Company’s statutory quarterly statement, calculated as of the Closing Date.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Company” has the meaning set forth in the preamble.

“Contract” means any policy, contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture, or any other agreement, commitment or legally binding arrangement, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Financial Statements” has the meaning set forth in Section 3.7.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, including the insurance regulatory agency of any jurisdiction, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Claim” has the meaning set forth in Section 7.5(f).

“Indemnified Party” means the party or parties, as applicable, making a claim under Article 7.

“Indemnifying Party” means the party or parties, as applicable, against whom such claims are asserted under Article 7.

“Interim Balance Sheet” has the meaning set forth in Section 3.7.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.7.

“Interim Financial Statements” has the meaning set forth in Section 3.7.

“IRS Code” means the Internal Revenue Code of 1986, as amended.

“Knowledge of Seller or Seller’s Knowledge” means the actual knowledge of Tyler Danielson, Michael Will or Robby Potashnick in each case as of the date of this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, including all federal and state antitrust laws.

“Liabilities” has the meaning set forth in Section 3.8.

“License” has the meaning set forth in Section 3.3.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers. Notwithstanding the foregoing, “Losses” shall not include any incidental, consequential, special and indirect damages (including loss of revenue, diminution in value or any damages based on any type of multiple).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis other than any such effect resulting from or arising out of or in connection with (i) any public announcement of (A) Seller’s intent to sell the Shares or (B) this Agreement; (ii) the transactions contemplated by this Agreement or any actions taken or omitted to be taken (C) pursuant to or in accordance with this Agreement or (D) with the prior consent of Buyer; (iii) changes in, or events or conditions affecting (E) the industry or market in which the Company operates or (F) the United States or global economy or capital or financial markets generally; (iv) changes in applicable Law or the interpretations thereof by any Governmental Authority or in SAP or other accounting rules that does not have a disparate impact on Seller; or (v) changes in general political conditions, including any acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism).

“Merger” has the meaning set forth in the recitals .

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Plan of Merger” has the meaning set forth in Section 2.2.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SAP” means statutory accounting practices prescribed or permitted by the state insurance regulator of the state of Arkansas.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.3.

“Shares” has the meaning set forth in the recitals.

“Statement of Merger” has the meaning set forth in Section 2.2.

“Tax” or “Taxes” mean any or all federal, state, local, foreign and other income, gross receipts, sales, use, production, premium, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 9.10(a).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Utah Code” has the meaning set forth in the recitals.

DISCLOSURE SCHEDULES

Schedule 3.3 – Qualifications and Licensing

●	Order for the Approval of the Acquisition of Control of Memorial Insurance Company of America, by the Insurance Commissioner of the State of Arkansas, dated August 16, 2021.

Schedule 3.6(c) – Company Consents

●	None.

Schedule 3.9 – Absence of Certain Changes

●	Name change of Company from Memorial Insurance Company of America to FOXO Life Insurance Company, effective as of August 24, 2021.

Schedule 3.18 – Contracts

●	Engagement Letter Agreement between KPMG and FOXO Life Insurance Company, dated May 13, 2022.

●	MIB Master Service Agreement between MIB, LLC and FOXO Life Insurance Company, dated November 3, 2021.

●	Engagement Letter Agreement between Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. and FOXO Life Insurance Company, dated October 18, 2022.

●	Finder’s Fee Agreement between Propel Advisory Group, Inc. and FOXO Life Insurance Company, dated October 31, 2022.

●	Mutual Nondisclosure Agreement between Socure Inc. and FOXO Life Insurance Company, dated July 7, 2022.

Schedule 4.2(c) – Buyer Consents

●	None.